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                                   EXHIBIT 23
                        CONSENT OF INDEPENDENT AUDITORS'

     We hereby consent to the incorporation by reference in this registration statement (No. 333 91229) on Form S-8 of CIRCOR International, Inc. of our report dated February 4, 2003, relating to the consolidated balance sheets of CIRCOR International, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three year period ended December 31, 2002 and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of CIRCOR International, Inc.

Our audit report indicates that, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

/S/  KPMG LLP

Boston, Massachusetts
March 10, 2003